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                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE


   ABF(R) PRESIDENT AND CEO DAVID E. STUBBLEFIELD TO RETIRE IN 2003; ROBERT A.
                          DAVIDSON NAMED HIS SUCCESSOR

(Fort Smith, Arkansas, October 16, 2002) -- Arkansas Best Corporation (Nasdaq:
ABFS) today announced that David E. Stubblefield, current President and Chief Executive Officer of its largest subsidiary, ABF Freight System Inc.(R), will be retiring on January 31, 2003. Robert A. Davidson will become ABF's President and Chief Executive Officer effective February 1, 2003.

Mr. Stubblefield joined ABF(R) in 1959 as a local sales representative in the Little Rock, Arkansas freight facility. During his career Mr. Stubblefield worked in ABF's Transportation Department, was ABF's Director of Research and Planning, headed Data-Tronics Corporation which is Arkansas Best's information technology subsidiary, was the Treasurer of Arkansas Best and its various subsidiary companies, and served for fifteen years as the Senior Vice President of Marketing for ABF. Since 1995, Mr. Stubblefield has served as ABF's President and Chief Executive Officer.

"In the late 50s my father, Robert A. Young, Jr., hired David Stubblefield as a freight salesman for ABF after a chance meeting while giving him a ride to the wedding of a mutual friend," said Robert A. Young, III, Arkansas Best President and Chief Executive Officer. "Thus began a 43-year career with ABF that saw Dave positively affect all of the key areas of our company. David Stubblefield has truly helped shape ABF into the successful company that it is today. Dave's influence and knowledge allowed ABF to effectively integrate numerous acquisitions throughout its history, including two companies that were larger than ABF at the time. When deregulation of the LTL industry in the early 80s dictated a new competitive philosophy to insure survival, David Stubblefield guided important changes in ABF's sales and pricing initiatives. As a result, ABF is one of only six of the fifty largest LTL carriers in 1980 to remain in business today. After becoming ABF's President and Chief Executive Officer, David Stubblefield led the company through the successful integration of its last major acquisition in late 1995 and 1996 and helped ABF achieve record profits in recent years," said Mr. Young. "As I look at ABF today and consider Dave's positive influence and his vision in guiding our company, I am so thankful that my father offered that ride to him so many years ago. Now at age 65, with Dave stepping down to devote his full attention to his wife Suzanne, their two children and ten grandchildren, we thank him for his service to our company and wish him good health and many blessings."

"It is an honor to follow David Stubblefield and to have the opportunity to build upon his remarkable tenure at ABF," said Robert Davidson. "His people-centered management style has fostered enthusiastic, empowered employees at every level of our company. The management team developed by Dave is widely known as the most capable in the industry, and his high ethical standards have shown us the true measure of success. Dave's legacy leaves ABF positioned for continued success, and we are truly thankful to have served with him."

Robert Davidson is currently ABF's Vice President of Marketing and Pricing. He has been employed in the corporation for thirty years, beginning his career with Arkansas Best in 1972 in the Economic Analysis Department. In 1982, he became ABF's Vice President of Pricing and subsequently added the title of Vice President of Marketing in 1997. Mr. Davidson, who is 54 years old, holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from the University of Arkansas.




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"I am pleased to have Bob Davidson leading ABF Freight System into the future,"
said Mr. Young. "During the last twenty years, his development and implementation of ABF's account pricing principles have helped make ABF the most profitable long-haul, LTL carrier in the United States. Under Bob's guidance since 1997, ABF's Marketing Department has successfully positioned ABF as the most flexible, customer-oriented carrier in the LTL industry, offering unmatched value to the shipping public. In addition, Bob has overseen the introduction of numerous new services at ABF and the development of abf.com which has been consistently recognized for its innovation by numerous independent organizations," said Mr. Young. "I am confident that ABF will reach new levels of excellence under Bob's leadership."

"Bob Davidson has reported directly to me for twenty-three of his thirty years at ABF," said David Stubblefield. "Bob is fully prepared for this challenge and I have complete confidence in his ability to lead the company. I have been planning for retirement with the expectation that ABF will achieve even greater success in the future."

Contact: Mr. David Humphrey, Director of Investor Relations - Arkansas Best
     Corporation Telephone: (479) 785-6200

     Mr. Chris Baltz, Director of Marketing & Public Relations - ABF Freight System Telephone: (479) 785-8803

Photo images of Mr. Stubblefield and Mr. Davidson are available upon request to marketing@abf.com.

                                 END OF RELEASE